Execution Copy	Exhibit 10.25

Amended and Restated EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Restated Agreement”) is executed on the 11th day of March, 2018 (the “Effective Date”) by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Sandeep Laumas, MD (the “Executive”). The Executive and the Company may be referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

Executive has been employed by privately held Innovate Biopharmaceuticals Inc. (“Private Innovate”) in the role of Executive Chairman of the Board of Directors, subject to the terms of an Executive Employment Agreement, dated October 28, 2015, as amended on February 26, 2016, March 1, 2017, and August 31, 2017 (collectively the “Prior Agreement”).

On January 29, 2018, Monster Digital, Inc. (“Monster”), and Private Innovate completed a reverse recapitalization in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated July 3, 2017 (the “Merger Agreement”), by and among Monster, Monster Merger Sub, Inc. (“Merger Sub”) and Private Innovate, which changed its name in connection with the transaction to IB Pharmaceuticals Inc. (“IB Pharmaceuticals”). Pursuant to the Merger Agreement, Merger Sub merged with and into IB Pharmaceuticals with IB Pharmaceuticals surviving as the wholly owned subsidiary of Monster (the “Merger”).  Immediately following the Merger, Monster changed its name to the Company.

Both Executive and the Company wish to continue the employment relationship on the updated terms set forth in this Restated Agreement, which provide Executive with greater benefits than those under his Prior Agreement. This Restated Agreement is intended to replace and supersede the Prior Employment Agreement.

In consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the continued employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.       Employment. As of the Effective Date, the Company hereby continues to employ the Executive and the Executive hereby accepts employment as the Executive Chairman of the Board of Directors (the “Chairman”) of the Company upon the terms and conditions of this Restated Agreement. The Executive shall report to the Board of Directors (“Board”) of the Company. As of the Effective Date, the parties agree that the Prior Agreement between the Parties shall terminate.

2.       Duties.

(a)       The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Restated Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are prescribed from time to time by the Board. The Executive shall devote the Executive’s full time and attention to the performance of the Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of directors for non-profit or for profit corporations. The Executive shall comply with all written Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Restated Agreement.

(b)       Executive’s base of operation shall be Old Greenwich, CT, subject to reasonable business travel.

3.       Term. The term of this Restated Agreement shall continue until terminated by either party as set forth in Section 5 of this Restated Agreement (the “Term”).

4.       Compensation. During the Term, as compensation for the services rendered by the Executive under this Restated Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a)       Base Salary. Executive shall be paid an annual salary in the amount of $275,000 (less applicable withholdings), to be retroactively effective as of March 1, 2018, which shall be payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”). The Executive’s salary will be reviewed periodically and may be increased from time to time by the Company at its discretion.

(b)       Bonuses. Executive shall be eligible to participate in any bonus or similar incentive plan adopted by the Company as approved by the Board of Directors (“Board”) for executives at Executive’s level. The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan. Executive’s bonus, if any, shall be subject to the terms and conditions of any plan or program adopted or approved by the Board.

(c)       Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company when approved by the Board and, if applicable, the Company’s shareholders, for executives at Executive’s level. The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board or any committee administering such plan and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board.

(d)       Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

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(e)       Paid Time Off. The Executive shall be entitled to four weeks of paid time off (“PTO”) to be taken in accordance with the Company’s standard PTO policies.

(f)       Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. Provided, however, that the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Restated Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

5.       Termination. This Restated Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)       Termination by the Executive. The Executive may terminate this Restated Agreement and Executive’s employment by the Company:

(i)       for “Good Reason” (as defined herein). For purposes of this Restated Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) the Executive’s base salary is reduced by more than 15% from the level prior to such reduction, except for an across the board reduction in base salary for all executive officers (C) the Company materially breaches its obligations under this Restated Agreement; or (D) the Executive’s place of employment is relocated by more than 50 miles. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, the Executive must (X) inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company shall have no less than 30 days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) the Executive must terminate employment with the Company for such “Good Reason” no later than two years after the initial existence of the event which prompted the Executive’s termination.

(ii)       Other than for Good Reason 30 days after notice to the Company.

(b)       Termination by the Company. The Company may terminate this Restated Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):

(i)       at any time and for any reason;

(ii)       upon the death of the Executive, in which case this Restated Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

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(iii)       if the Executive is “permanently disabled” (as defined herein), in which case this Restated Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Restated Agreement. For purposes of this Restated Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Restated Agreement; or

(iv)       "for cause" (as defined herein). “For cause” shall be determined by the Company and shall mean:

A.       Any material breach of the terms of this Restated Agreement by the Executive, or the material failure of the Executive to diligently perform the Executive’s duties for the Company or the Executive’s material failure to achieve her objectives specified by the Board; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(A) and a period of ten (10) business days in which to cure such grounds;

B.       The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) or Executive’s breach of the Proprietary Information Agreement (as defined herein) or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

C.       Any material failure to comply with material Company Policies, applicable government laws, rules and regulations and/or directives of the Board;

D.       The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Restated Agreement;

E.       Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

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F.       The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

G.       Any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(c)       Obligations of the Company Upon Termination.

(i)       Upon the termination of this Restated Agreement: (A) by the Executive pursuant to paragraph 5(a)(ii); or (B) by the Company pursuant to paragraph 5(b)(ii), (iii), or (iv) the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii)       Upon termination of this Restated Agreement: (A) by the Executive pursuant to paragraph 5(a)(i); or (B) by the Company pursuant to paragraph 5(b)(i) and provided that the Executive first executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”): (1) the Company shall pay the Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable deductions) payable in installments in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release; (2) conditioned on Executive’s proper and timely election to continue the Company’s health insurance benefits under COBRA, or under applicable state law, reimbursement of the additional costs incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the date Executive’s employment terminated for the shorter of (a) to twelve (12) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage, with such reimbursements to begin at the same time as severance pay set forth in Section 5(c)(ii)(A).

(d)       Resignation as Officer and Director. Upon termination of this Restated Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.

6.        Proprietary Information Agreement. The terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement by and between the Company and the Executive, entered into simultaneously herewith (the “Proprietary Information Agreement”) and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Restated Agreement.

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7.       Representations and Warranties.

(a)       The Executive represents and warrants to the Company that the Executive’s performance of this Restated Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Restated Agreement.

(b)       The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8.       Indemnification.

(a)       By the Employee. The Executive shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement, incurred by any of them as a result of Executive engaging in actions that constitute Cause under Section 5(b)(iv)B, E, F or G of this Restated Agreement or the breach by the Executive of any provision of Section 6 and/or 7 of this Restated Agreement.

(b)       By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement.

9.       Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, and to the Executive at the address set forth by the signature page below.

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10.       Effect. This Restated Agreement may be assigned by the Company to its successors in interests. This Restated Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.

11.       Entire Agreement. This Restated Agreement and the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same.

12.       Severability. The invalidity or unenforceability of any provision of this Restated Agreement shall not affect the validity or enforceability of any other provision.

13.       Amendment and Waiver. A waiver of any breach of this Restated Agreement shall not constitute a waiver of any other provision of this Restated Agreement or any subsequent breach of this Restated Agreement. No provision of this Restated Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14.       Section 409A Matters. This Restated Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Restated Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(a)       For clarity, the severance benefits specified in this Restated Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)       To the extent this Restated Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)       To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.

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(d)       If the Employee is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Restated Agreement.

(e)       The Company makes no representation that this Restated Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Restated Agreement as may be necessary or advisable to permit the Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

15.       Governing Law. This Restated Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Restated Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Restated Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16.       Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Restated Agreement may be instituted against it in the state or federal courts located in Wake County, North Carolina. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.       Counterparts. This Restated Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18.       Headings. The headings herein are for convenience only and shall not affect the interpretation of this Restated Agreement.

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IN WITNESS WHEREOF, the parties have executed this Restated Agreement as of the day and year first above written.

COMPANY:

INNOVATE BIOPHARMACEUTICALS, INC.

By:	/s/ Christopher P. Prior, Ph.D.
Name: Christopher P. Prior, Ph.D.
Title: Chief Executive Officer

SANDEEP LAUMAS, MD

/s/ Sandeep Laumas, MD

Address:

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